American Mutual Fund
333 South Hope Street
Los Angeles, CA 90071

Telephone (213) 486-9200
Fax (213) 486-9455

October 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$338,966
Class B	$5,644
Class C	$12,517
Class F1	$16,955
Class F2	$11,932
Total	$386,014
Class 529-A	$8,386
Class 529-B	$471
Class 529-C	$1,578
Class 529-E	$395
Class 529-F1	$486
Class R-1	$568
Class R-2	$2,748
Class R-3	$7,889
Class R-4	$5,939
Class R-5	$6,037
Class R-6	$25,956
Total	$60,453

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6320
Class B	$0.4309
Class C	$0.4264
Class F1	$0.6234
Class F2	$0.6832
Class 529-A	$0.6120
Class 529-B	$0.4003
Class 529-C	$0.4114
Class 529-E	$0.5408
Class 529-F1	$0.6660
Class R-1	$0.4292
Class R-2	$0.4218
Class R-3	$0.5454
Class R-4	$0.6192
Class R-5	$0.6942
Class R-6	$0.7075

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	533,275
Class B	10,907
Class C	29,318
Class F1	29,372
Class F2	21,326
Total	624,198
Class 529-A	14,711
Class 529-B	1,004
Class 529-C	4,029
Class 529-E	775
Class 529-F1	872
Class R-1	1,372
Class R-2	6,631
Class R-3	16,228
Class R-4	10,734
Class R-5	10,046
Class R-6	40,832
Total	107,234

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.41
Class B	$25.21
Class C	$25.14
Class F1	$25.33
Class F2	$25.41
Class 529-A	$25.37
Class 529-B	$25.28
Class 529-C	$25.26
Class 529-E	$25.29
Class 529-F1	$25.39
Class R-1	$25.22
Class R-2	$25.19
Class R-3	$25.26
Class R-4	$25.35
Class R-5	$25.41
Class R-6	$25.41